EXHIBIT 99.1 - May 11, 2007 Press Release

Fresh Harvest Products, Inc. Commences Trading on OTC Bulletin Board

NEW YORK, May 11, 2007 /PRNewswire-FirstCall via COMTEX/ -- Fresh Harvest Products, Inc. (OTC Bulletin Board: FRHV) announced today that its common stock has commenced trading on the OTC Bulletin Board following approval of its corporate filings by the NASD.

Michael J. Friedman, Chief Executive Officer, stated, "This is a very important milestone for our company and its shareholders in receiving our symbol and approval for trading. We are working extremely hard to penetrate the organic food marketplace with our Wings of Nature(TM) brand. There is interest and excitement surrounding our brand, which is now in several major supermarkets regionally and expanding nationwide. Being a public company will enhance our growth and create value for our shareholders."

About Fresh Harvest Products, Inc.

Fresh Harvest Products, Inc. sells, markets and distributes natural and organic food products and beverages. Under the Wings of Nature(TM) brand name, Fresh Harvest offers a line of organic snack products, which primarily include health bars, coffee bars, tortilla chips and salsa. In addition, Fresh Harvest provides a grocery product line which includes several varieties of whole bean and ground coffees, olive oil and beverages. The Company sells its products to natural food distributors and stores, specialty supermarkets and mass market retailers. Fresh Harvest Products, Inc. was founded in 2003 and is headquartered in New York City. Additional information is available at www.freshharvestproducts.com.

Safe Harbor Statement

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to Fresh Harvest Products, Inc., or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's periodic reports and other filings made with the U.S. Securities and Exchange Commission, including its Annual Report for the year ending October 31, 2006 filed on Form 10KSB. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or for any other reason.

SOURCE:  Fresh Harvest Products, Inc.

CONTACT: Michael J. Friedman,

         President & Chief Executive Officer of Fresh Harvest Products, Inc.,

         +1-212-889-5904, or fax, +1-212-889-5731,

         michael@freshharvestproducts.com